                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88805) pertaining to the Borders Group, Inc. 1998 Stock Option Plan and in the Registration Statement (Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Management Stock Purchase Plan, Borders Group, Inc. Stock Option Plan, Borders Group, Inc. Employee Stock Purchase Plan, Borders Group, Inc. Director Stock Plan, Borders Group, Inc. 401(k) Plan, and Borders Group, Inc. Savings Plan for Employees Working in Puerto Rico of our report dated March 12, 2002, with respect to the consolidated financial statements of Borders Group, Inc. included in this Annual Report (Form 10-K) for the year ended January 27, 2002.

                                                           /s/ Ernst & Young LLP

Detroit, Michigan
April 23, 2002